Exhibit 5.2

January 30, 2015

Ministère des Finances
12 rue Saint-Louis
Québec, Québec
Canada G1R 5L3

Ladies & Gentlemen:

As Canadian counsel to the agents named in the Prospectus Supplement dated January 30, 2015 to the Prospectus dated January 29, 2015 of Québec (the “Agents”), we hereby consent to the references to us under the headings “Validity of the Notes” and “Validity of the Securities” in the Prospectus Supplement dated January 30, 2015 to the Prospectus dated January 29, 2015.

As Canadian counsel to the Agents, we confirm our opinion as to Canadian federal income tax matters is as set forth under headings “Description of the Securities – Debt Securities – Canadian Taxes on Debt Securities” and “Canadian Tax Considerations” in the Prospectus Supplement dated January 30, 2015 to the Prospectus dated January 29, 2015 of Québec, subject to the qualifications therein noted, and consent to the filing of this letter as an exhibit to the amendment to Form 18-K to be filed by Québec.

In giving our consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended or the rules and regulations of the Securities and Exchange Commission.

/s/Stikeman Elliott LLP
STIKEMAN ELLIOTT LLP